Exhibit 99.1

NEWS RELEASE
September 18, 2007	Contact: Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE	(301) 429-2642
Washington, DC
RADIO ONE, INC. COMPLETES SALE OF RADIO
STATIONS AND AMENDMENT TO BANK FACILITY
Washington, DC: — Radio One, Inc. (NASDAQ: ROIAK and ROIA) today announced that it has recently completed the sale of radio stations in Louisville, Kentucky, Dayton, Ohio and Minneapolis, Minnesota for approximately $104 million on terms consistent with previous announcements. Additionally, the company recently amended its bank credit facility to, among other things, adjust its covenant levels.
Commenting on these events, Radio One’s CEO and President Alfred C. Liggins, III stated, “The sale of these radio stations has allowed us to pay down debt and enhance our financial flexibility while this bank amendment provides further flexibility under our bank credit agreement. All of these transactions are beneficial to shareholders from a variety of perspectives.”
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2006 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Pro forma for this and other recently announced transactions, Radio One owns and/or operates 55 radio stations located in 18 urban markets in the United States. Additionally, Radio One owns Magazine One, Inc. (d/b/a Giant Magazine) (www.giantmag.com), interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.
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